Exhibit 16

December 21, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Golden Royal Development Inc.

File Ref No: 0-56017

We have read the statements of Golden Royal Development Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated December 13, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Golden Royal Development Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida